Exhibit 99.1

VIA NET.WORKS, Inc. Board Adopts Stockholder Rights Plan

February 2, 2004

AMSTERDAM, The Netherlands, Feb. 2/PRNewswire-FirstCall/ – VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) announced today that its Board of Directors has adopted a Stockholder Rights Plan.  The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to protect all stockholders of the Company against potential acquirers who may seek to take advantage of the Company and its shareholders through coercive or unfair tactics aimed at gaining control of the Company without paying all shareholders of the Company a full and fair price.  The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile parties who attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

Chairman of the Board Mike McTighe stated:  “As we looked at the progress we have made in the past year to reposition the Company and the opportunities we saw for future growth and increased shareholder value, the Board, in consultation with its advisors, considered that VIA was potentially exposed to acquisition attempts by parties who might not have the best interests of all shareholders in mind.  The overriding objective of the Board of Directors in adopting the Rights Plan is to preserve the Company’s value for all stockholders.  This will not prevent the Board from approving a fair and equitable offer to acquire the Company if one should materialize in the future.  The distribution of rights under the plan will not interfere with the Company’s business plans or be dilutive or affect our reported per share results.”

The rights are intended to and should discourage any effort to acquire the Company in a manner or on terms not approved by the Board of Directors.  The rights are further designed to deal with the serious problem of a potential acquiror using coercive or unfair tactics to deprive the Company’s Board of Directors of any real opportunity to determine the future of the Company and to realize the value of the stockholders’ investment in the Company.

In implementing the Rights Plan, the Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s Voting Common Stock and Non-Voting Common Stock (collectively, “Common Stock”) held of record as of the close of business on February 12, 2004.  Each right initially would entitle the holder thereof to purchase a fraction of a share of Preferred Stock.  The rights will expire on January 28, 2014.

The rights are represented by the Company’s Common Stock certificates and are not immediately exercisable.  The rights only become exercisable ten days after the public announcement that a person or group of affiliated persons has become the beneficial owner of 15% or more of the Common Stock or has commenced or intends to commence a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock.  When the rights become exercisable, all holders of rights, other than the acquiring person or group, would be entitled to acquire that number of Voting Common Stock of the Company equal to the exercise price paid divided by one-half of the then-current market price.  The exercise price will be $20.00.  If the Company is acquired in a merger, or 50% or more of the Company’s assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase that number of shares of common stock of the acquiring company equal to the exercise price paid divided by one half of the then-current market price of such common stock.

The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Common Stock. The redemption price is $.001 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

About VIA NET.WORKS

VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s two business units VIA Industry Solutions and VIA Express offer a comprehensive portfolio of flexible and reliable managed services including Internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com.

Press contacts:
Investors: Matt Nydell	Industry: Jo Anne Hughes
VIA NET.WORKS	VIA NET.WORKS
Tel: +44 (0) 1784 898959	Tel: +44 (0) 1784 898984
Fax: +44 (0) 1784 898916	Fax: +44 (0) 1784 898880
e-mail: mnydell@vianetworks.com	e-mail: jhughes@vianetworks.com